Exhibit 3.26

CERTIFICATE OF INCORPORATION

OF

SEASONAL EMPLOYERS INC.

Under Section 402 of the Business Corporation Law

The undersigned, for the purpose of forming a corporation pursuant to Section 402 of the New York Business Corporation Law, hereby certifies:

1. The name of the corporation is Seasonal Employers, Inc.

2. The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the corporation is not formed to, nor will it, engage in any act or activity requiring the consent or approval of any state official department, board, agency or other body without such consent or approval first being obtained.

3. The office of the corporation shall be located in the                      County of Monroe, State of New York.

4. No shareholders shall have any preemptive right to purchase shares or other securities to be issued or subjected to rights or options to purchase, as such preemptive right is defined and construed under the laws of the State of New York.

5. The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are to be common shares with no par value.

6. No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; that the director personally gained a financial profit or other advantage to which he was not entitled; or that the director’s acts violated Section 719 of the New York Business Corporation Law. The

corporation, to the fullest extent allowed by law, shall indemnify any director of the corporation against all liability, judgments, fines amounts paid in settlement, costs, and reasonable expenses, including attorneys’ fees, incurred by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director or officer of any other entity including, without limitation, corporations, partnerships, joint ventures, trusts, or employee benefit plans.

7. The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding against it may be served and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is: Seasonal Employers, Inc., 90 Linden Place, Rochester, New York 14625.

8. The incorporator is of the age of eighteen years or older.

IN WITNESS WHEREOF, I have signed this Certificate this 13th day of March, 1990 and hereby affirm the truth of the statements contained herein under penalty of perjury.

/s/ Steven D. Searls
Steven D. Searls
Incorporator
The Granite Buidling
130 East Main Street
Rochester, New York 14604

CERTIFICATE OF CHANGE

OF

SEASONAL EMPLOYERS INC.

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

1. The name of the corporation is Seasonal Employers, Inc., It was incorporated under the name Seasonal Employers Inc.,

2. The Certificate of Incorporation of said corporation was filed by the Department of State on the March 21, 1990

3. The following was authorized by the Board of Directors:

To change the post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him to: do C T Corporation System, 111 Eighth Avenue, New York, N.Y. 10011.

To designate C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, N.Y. 10011 as its registered agent in New York upon whom all process against the corporation may be served.

/s/ Earl L. Powers
Earl L. Powers
Name and Capacity of Signer

By:	/s/ Earl L. Powers
Name: Earl L. Powers
Title: Vice President & Treasurer